Filed Pursuant to Rule 424(b)(4)

Registration No. 333-156396

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $2.50 per share	25,071,090	$10.55	$264,999,999.50	$ 18,894.50 (1)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 22, 2008)

21,800,948 Shares

Common Stock

This is an offering of 21,800,948 shares of the common stock, par value $2.50 per share, of Fulton Financial Corporation (“Fulton Financial”). We will receive all of the net proceeds from the sale of our common stock. We intend to use the net proceeds of this offering, together with other funds, to redeem the Series A Preferred Stock we issued to the U.S. Department of the Treasury (the “Treasury”) as part of the Treasury’s TARP Capital Purchase Program at such time as our banking regulators authorize and the Treasury formally approves. See “Use of Proceeds” on page S-11 of this prospectus supplement.

Our common stock trades on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “FULT.” The last reported trading price of our common stock as reported on the Nasdaq on April 29, 2010 was $11.05 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

These shares of our common stock will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Share	Total
Price to the public	$10.55	$230,000,001
Underwriting discounts and commissions	$0.15	$3,270,142
Proceeds to Fulton Financial (before expenses)	$10.40	$226,729,859

We have granted Barclays Capital the option to purchase up to an additional 3,270,142 shares of common stock on the same terms and conditions set forth above if Barclays Capital sells more than 21,800,948 shares of common stock in this offering.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Barclays Capital expects to deliver the shares of common stock on or about May 5, 2010.

Barclays Capital

Prospectus Supplement dated April 29, 2010

Prospectus Supplement

Prospectus

About This Prospectus	1
Where You Can Find More Information	1
Incorporation of Certain Documents by Reference	2
Description of Securities	3
Experts	3

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information.

We are not, and the underwriter is not, making an offer of the shares of common stock covered by this prospectus supplement in any jurisdiction where the offer is not permitted.

You should assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein is accurate only as of their respective dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” below.

All references in this prospectus supplement to “Fulton Financial,” the “Corporation,” “we,” “us,” “our” or similar references mean Fulton Financial Corporation, a Pennsylvania corporation, and its successors, and include our consolidated subsidiaries where the context so requires.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including information incorporated in them by reference, contain forward-looking statements with respect to our financial condition and results of operations. Many factors could affect future financial results, including without limitation: asset quality and the impact of adverse changes in the economy and in credit or other markets and resulting effects on credit risk and asset values; acquisition and growth strategies; market risk; changes or adverse developments in economic, political, or regulatory conditions; a continuation or worsening of the current disruption in credit and other markets, including the lack of or reduced access to, and the abnormal functioning of, markets for mortgages and other asset-backed securities and for commercial paper and other short-term borrowings; changes in the levels of Federal Deposit Insurance Corporation (“FDIC”) deposit insurance premiums and assessments; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and income growth; investment securities gains and losses; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth or a decline in loans originated; balances of risk-sensitive assets to risk-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies and other financial and business matters for future periods. Do not unduly rely on forward-looking statements. You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. For a discussion of some of these risks, uncertainties and other factors, see “Risk Factors” and “Business—Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov. Neither we nor the underwriter undertakes any obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.fult.com. Except for those SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, none of the information on or that can be accessed through our website is part of this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus supplement. Some information contained in this prospectus supplement updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede or update this prospectus supplement. In other words, in the case of a conflict or inconsistency between information in this prospectus supplement and/or information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination of this offering of common stock:

•

our Annual Report on Form 10-K for the year ended December 31, 2009 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on March 26, 2010);

•	our Current Reports on Form 8-K filed on March 22, 2010 and furnished on April 20, 2010; and

•

the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A filed with the SEC on July 3, 1989 including any subsequently filed amendments and reports updating such description.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules (other than the Current Report on Form 8-K furnished on April 20, 2010 referred to above, which is hereby incorporated by reference).

Upon written or oral request, we will provide—at no cost to the requester—a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with the prospectus supplement. You may make a request by writing to the following address or calling the following telephone number:

Fulton Financial Corporation

One Penn Square, P.O. Box 4887

Lancaster, PA 17604

Attention: Corporate Secretary

(717) 291-2411

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein before making an investment decision.

Fulton Financial Corporation

Fulton Financial Corporation was incorporated under the laws of the Commonwealth of Pennsylvania on February 8, 1982 and became a bank holding company through the acquisition of all of the outstanding stock of Fulton Bank on June 30, 1982. In 2000, Fulton Financial became a financial holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), which allowed us to expand our financial services activities under our holding company structure. Fulton Financial directly owns 100% of the common stock of eight community banks and 12 non-bank entities. As of December 31, 2009, we had approximately 3,560 full-time equivalent employees. Fulton Financial’s eight subsidiary banks are located primarily in suburban or semi-rural geographical markets throughout a five state region (Pennsylvania, Delaware, Maryland, New Jersey and Virginia) and include Fulton Bank, N.A., Swineford National Bank, Lafayette Ambassador Bank, FNB Bank N.A., Delaware National Bank, The Bank, The Columbia Bank and Skylands Community Bank. In addition, Fulton Financial owns the following non-bank subsidiaries: Fulton Reinsurance Company, LTD, Fulton Financial Realty Company, Central Pennsylvania Financial Corp., FFC Management, Inc., FFC Penn Square, Inc. and Fulton Insurance Services Group, Inc.

As a registered financial holding company, we are subject to the supervision of the Federal Reserve. We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries.

At March 31, 2010, we had, on a consolidated basis, total assets of $16.4 billion, total deposits of $12.2 billion and shareholders’ equity of $2.0 billion.

Our principal executive office is located at One Penn Square, Lancaster, PA 17602, telephone number: (717) 291-2411.

Recent Developments

Redemption of outstanding TARP preferred stock

On December 23, 2008, we issued 376,500 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, referred to as Series A Preferred Stock, to the Treasury pursuant to a Letter Agreement dated December 23, 2008 and the Securities Purchase Agreement—Standard Terms attached thereto for an aggregate purchase price of $376.5 million pursuant to the Treasury’s TARP Capital Purchase Program, or CPP. In connection with purchasing the Series A Preferred Stock, the Treasury also received a warrant to purchase 5,509,756 shares of our common stock at an initial per share exercise price of $10.25, subject to adjustment, which expires 10 years from the issuance date, referred to herein as the Warrant, and we agreed to provide the Treasury with registration rights covering the Series A Preferred Stock and the Warrant and the underlying shares of common stock.

As announced on April 29, 2010, we intend to use the net proceeds of this offering, together with other funds, to redeem all 376,500 shares of our Series A Preferred Stock we issued to the Treasury as part of the Treasury’s CPP at such time as our banking regulators authorize and the Treasury formally approves. See “Use of Proceeds” in this prospectus supplement. Upon redemption of the Series A Preferred Stock, we currently plan to repurchase the Warrant at a price to be negotiated, though we may not decide or be able to do so; and if we do not repurchase the Warrant, the Treasury could either exercise the Warrant or sell it to third parties.

In the period in which we redeem the Series A Preferred Stock, we will accelerate the accretion of the issuance discount on the Series A Preferred Stock and record a corresponding reduction in retained earnings, resulting in a one-time, noncash reduction in the calculation of diluted earnings per common share (i.e., a reduction in net income available to common shareholders in an amount equal to the issuance discount accelerated). The issuance discount is due to the carrying value of the Series A Preferred Stock being at a discount to its liquidation value as a result of the initial recognition of Series A Preferred Stock and the related warrants based on their relative fair values at issuance. As of March 31, 2010, the amount of the issuance discount on the Series A Preferred Stock was $5.9 million.

Following this offering and redemption of the Series A Preferred Stock and without giving effect to any exercise by the underwriter of its option to purchase additional shares of our common stock, we expect that Fulton Financial’s pro forma Tier 1 capital and Tier 1 common equity to risk-based assets ratios as of March 31, 2010, would be 10.9% and 9.5%, respectively, based on March 31, 2010 estimated ratios of 12.0% and 7.8%, respectively. Our pro forma capital and common equity ratios are forward-looking statements that are subject to assumptions, risks and uncertainties. See “Forward-looking Statements.”

First quarter unaudited preliminary financial results

On April 20, 2010, Fulton Financial reported its unaudited preliminary financial results for the quarter ended March 31, 2010. Fulton Financial reported first quarter net income available to common shareholders of $22.4 million, or $0.13 per diluted common share, compared with net income available to common shareholders of $8.1 million, or $0.05 per diluted common share, for the first quarter of 2009. Fulton Financial reported total consolidated assets of approximately $16.4 billion, total consolidated deposits of approximately $12.2 billion and total consolidated shareholders’ equity of approximately $2.0 billion, each as of March 31, 2010. Also as of that date, non-performing assets were $312.2 million, or 1.90% of total assets. For more details regarding our unaudited preliminary financial results, please see our first quarter earnings release and supplemental financial information, which were furnished as Exhibits 99.1 and 99.2, respectively, to the Current Report on Form 8-K we furnished with the SEC on April 20, 2010 and is incorporated herein by reference.

The Offering

Issuer	Fulton Financial Corporation, a Pennsylvania corporation.

Common Stock Offered	21,800,948 shares of our common stock, par value $2.50 per share.

Option to Purchase Additional Shares	The underwriter may purchase up to an additional 3,270,142 shares of our common stock within 30 days of the date of this prospectus supplement.

Common Stock Outstanding After This Offering	198,395,202 shares of common stock (201,665,344 shares of common stock upon exercise of option to purchase additional shares in full).(1)

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $226.4 million (or $260.4 million if the underwriters exercise their option in full), after deducting estimated expenses and underwriting discounts and commissions. We intend to use the net proceeds of this offering, together with other funds, to redeem the Series A Preferred Stock we issued to the Treasury as part of the Treasury’s CPP at such time as our banking regulators authorize and the Treasury formally approves. If the Treasury does not approve our application with respect to the Series A Preferred Stock redemption, we will use the net proceeds of this offering for general corporate purposes, which may include contributing some portion of the net proceeds to the capital of our subsidiaries, which would use such amount for their general corporate purposes.

Market and Trading Symbol for the Common Stock	Our common stock is listed and traded on the Nasdaq under the symbol “FULT.”

Risk Factors	An investment in our common stock is subject to risks. Please refer to “Risk Factors” and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before investing in shares of our common stock.

(1)	The number of shares of common stock that will be outstanding immediately following this offering is based on 176,594,254 shares of common stock outstanding as of April 23, 2010, including shares of unvested restricted stock issued under our equity compensation plans, but excluding shares available for future grant under our equity compensation plans and excluding:

•

6,503,608 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $14.03 per share (with options to purchase 5,069,013 shares being exercisable as of April 23, 2010); and

•

5,509,756 shares of common stock issuable upon the exercise of warrants at an exercise price of $10.25 per share (subject to certain anti-dilution adjustments) reserved for issuance to the Treasury under the CPP.

RISK FACTORS

An investment in shares of our common stock is subject to certain risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Before you decide to invest in our common stock, you should consider the risk factors below relating to the offering as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 incorporated by reference into this prospectus supplement and the accompanying prospectus.

Risks Related to the Offering

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The trading price of our common stock may fluctuate significantly as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•

changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other financial institutions;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community generally or relating to our reputation or the financial services industry;

•	strategic announcements or actions by us or our competitors regarding acquisitions, restructurings, dispositions, financings or other material events;

•	actions by our current shareholders, including sales of common stock by existing shareholders and/or directors and executive officers;

•	fluctuations in the stock price and operating results of our competitors;

•	future sales of our equity or equity-related securities;

•	changes in the frequency or amount of dividends or share repurchases;

•	proposed or adopted regulatory changes or legislative developments that involve or affect or may involve or affect our industry generally or our business and operations specifically;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us;

•	domestic and international economic factors unrelated to our performance; or

•	general market conditions and, in particular, developments related to market conditions for the financial services industry.

The stock markets in general have experienced substantial price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations have in the past and may in the future adversely affect the trading price of our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described in “Underwriting,” we are not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common stock or preferred stock or securities convertible into, exchangeable for or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to shareholders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our common stock could decline as a result of this offering, other capital raising strategies, sales of shares of our common stock or other securities made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

In connection with our participation in the CPP, in addition to the issuance of our Series A Preferred Stock, we issued a Warrant representing the right (subject to anti-dilution adjustment) to purchase 5,509,756 shares of our common stock to the Treasury at an exercise price of $10.25 per share. The Warrant expires 10 years from the issuance date, and Fulton Financial has provided the Treasury with registration rights covering the Warrant and the underlying shares of common stock. Upon redemption of the Series A Preferred Stock, we currently plan to repurchase the Warrant at a price to be negotiated, though we may not decide or be able to do so; and if we do not repurchase the Warrant, the Treasury could either exercise the Warrant or sell it to third parties. The issuance of additional shares of common stock as a result of exercise of this Warrant or the issuance of convertible securities would dilute the ownership interest of our existing common shareholders. In addition, we have in the past and will likely in the future issue stock options, convertible preferred stock, convertible debentures and/or other securities that may have a dilutive effect on our common stock. The market price of our common stock could decline as a result of this offering, other capital raising strategies or other sales of a large block of shares of our common stock or similar securities in the market after this offering, or the perception that such sales could occur.

In addition, if we issue additional shares, including options, warrants, preferred stock or other convertible securities, in the future to acquired entities and their equity holders, our business associates, or other strategic partners or in follow-on public or private offerings, the newly issued shares will further dilute your percentage ownership of our company.

If you purchase our common stock in this offering, you may incur immediate and substantial dilution in the book value of your shares.

If you purchase shares in this offering, the value of your shares based on our actual book value will immediately be less than the offering price you paid. As a result, investors purchasing stock in this offering may receive significantly less than the purchase price paid in this offering in the event of liquidation.

There can be no assurance as to if or when the Series A Preferred Stock can be redeemed or if or when the related Warrant can be repurchased.

We intend to use the net proceeds of this offering, together with other funds, to redeem the Series A Preferred Stock we issued to the Treasury as part of the Treasury’s CPP at such time as our banking regulators authorize and the Treasury formally approves as described in “Use of Proceeds.” In order to do so, we must establish that we have satisfied all conditions set forth by the Treasury for such redemption and must obtain approval of the Treasury. There can be no assurance as to if or when such approvals will be granted or if or when the Series A Preferred Stock can be redeemed and if or when the Warrant can be repurchased, if at all. Until such time as the Series A Preferred Stock is redeemed, we will remain subject to the terms and conditions of the CPP and related documents, which, among other things, require us to obtain regulatory approval to pay dividends on our common stock in excess of $0.15 per share and, with limited exceptions, to repurchase shares of our common stock. Further, our continued participation in the CPP subjects us to increased regulatory and legislative oversight, including with respect to executive compensation. These and any future oversight or legal requirements or implementing standards under the CPP may have unforeseen or unintended adverse effects on the financial services industry as a whole, and particularly on CPP participants such as ourselves.

You may not receive dividends on the common stock.

We are a holding company that conducts substantially all of our operations through our banks and other subsidiaries. As a result, our ability to make dividend payments on the common stock depends primarily upon the results of operations of such subsidiaries and on certain federal and state regulatory considerations and the receipt of dividends and other distributions from our subsidiaries. See “—We are a holding company and rely on dividends from our subsidiaries for substantially all of our revenue and our ability to make dividends, distributions and other payments” below.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. During times of financial or market stress, which may adversely impact earnings or alternative methods of raising capital, we may be required or may deem it prudent to reduce dividends on our common stock in order to build or conserve capital. Holders of our common stock are also subject to the prior dividend rights of holders of our preferred stock at any time outstanding.

As noted above, under the terms of the Series A Preferred Stock held by the Treasury, our ability to declare or pay dividends on our common stock will be subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on the Series A Preferred Stock. In addition, prior to December 23, 2011, unless we have redeemed all of the Series A Preferred Stock or the Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the Treasury will be required for us to, among other things, increase our quarterly common stock dividend above $0.15 per share, except in limited circumstances.

Although we have historically declared cash dividends on our common stock, we are not required to do so. We have in the past and may in the future further reduce or eliminate our common stock dividend to further preserve capital in light of the challenges facing the banking industry and regulatory constraints or for other reasons. Any such reduction or elimination could also adversely affect the market price of our common stock. In determining the amount of any future dividends, our board of directors will consider economic and market conditions, our financial condition and operating results and other factors, including contractual restrictions and applicable governmental regulations and policies (such as those relating to the ability of bank and non-bank subsidiaries to pay dividends to the parent company).

We are a holding company and rely on dividends from our subsidiaries for substantially all of our revenue and our ability to make dividends, distributions and other payments.

We are a separate and distinct legal entity from our banking and nonbanking subsidiaries, and depend on the payment of dividends from our subsidiaries, principally our banking subsidiaries, for substantially all of our revenues. As a result, our ability to make dividend payments on our common stock depends primarily on certain federal and state regulatory considerations and the receipt of dividends and other distributions from our subsidiaries. There are various regulatory and prudential supervisory restrictions, which may change from time to time, on the ability of our banking subsidiaries to pay dividends or make other payments to us. For additional information regarding the regulatory restrictions applicable to us and our subsidiaries, see “Item 1. Business—Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein.

If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of our banking subsidiaries, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if our banking subsidiaries were to pay dividends. The Federal Reserve and the Office of the Comptroller of the Currency have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings. Last year, the Federal Reserve released a supervisory letter advising bank holding companies, among other things, that as a general matter a bank holding company should inform the Federal Reserve and should eliminate, defer or significantly reduce its dividends if (1) the bank holding company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (2) the bank holding company’s prospective rate of earnings is not consistent with the bank holding company’s capital needs and overall current and prospective financial condition, or (3) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

The common stock is equity and therefore is subordinate to our existing and future indebtedness and preferred stock and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

Shares of the common stock are equity interests in us and do not constitute indebtedness. As such, shares of our common stock will rank junior to all of our current and future indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in the event of liquidation. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of holders of the Series A Preferred Stock or other preferred stock that we may issue in the future.

We may make additional offerings of debt securities, including medium-term notes, trust preferred securities and senior or subordinated notes. In addition, our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of our common stock. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock could be adversely affected.

Furthermore, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our right to participate in any distribution of assets of any of our subsidiaries upon its liquidation or otherwise, and thus your ability as a holder of the common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of such subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, our common stock is effectively subordinated to all existing and future liabilities and obligations of our subsidiaries.

Anti-takeover provisions could negatively impact our shareholders.

Provisions of Pennsylvania law and of our Amended and Restated Articles of Incorporation and Bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. Our Amended and Restated Articles of Incorporation and Bylaws include certain provisions which may be considered to be “anti-takeover” in nature because they may have the effect of discouraging or making more difficult the acquisition of control over us by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect our shareholders by providing a measure of assurance that our shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its voting control to the detriment of the other shareholders. However, the anti-takeover provisions set forth in our Amended and Restated Articles of Incorporation and Bylaws, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to our common stock. To the extent that these provisions actually discourage such a transaction, holders of our common stock may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, these provisions make it more difficult to remove, and thereby may serve to entrench, our incumbent directors and officers, even if their removal would be regarded by some shareholders as desirable.

Increases in FDIC insurance premiums may adversely affect our earnings.

In response to the impact of economic conditions since 2008 on banks generally and on the FDIC deposit insurance fund, the FDIC changed its risk-based assessment system and increased base assessment rates. In addition, on November 12, 2009, the FDIC adopted a rule requiring banks to prepay three years’ worth of premiums to replenish the depleted insurance fund. A change in the risk categories applicable to our bank subsidiaries, further adjustments to base assessment rates and any special assessments could have a material adverse effect on our earnings, financial condition and results of operation and may adversely affect the market price of our common stock.

Proposed legislative and regulatory reforms may, if enacted or adopted, have a significant impact on our business and results of operations.

Recent events in the financial services industry and, more generally, in the financial markets and the economy, have led to various proposals for changes in the regulation of the financial services industry. In 2009, separate comprehensive financial reform bills were introduced in both houses of Congress. On December 11, 2009, the U.S. House of Representatives passed the Wall Street Reform and Consumer Protection Act of 2009, and similarly comprehensive legislation is pending in the U.S. Senate. It remains uncertain whether, and in what form, any legislation passed by Congress may ultimately be implemented, and enactment of any legislation could have an adverse effect on our business and results of operations and may adversely affect the market price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $226.4 million (or approximately $260.4 million if the underwriter exercises its option to purchase additional shares in full), after deduction of underwriting discounts and commissions and expenses payable by us.

We intend to use the net proceeds of this offering, together with other funds, to redeem all of the 376,500 shares of our Series A Preferred Stock we issued to the Treasury as part of the Treasury’s CPP for a total purchase price of $376.5 million at such time as our banking regulators authorize and the Treasury formally approves. If permitted to do so, we expect to fund any such redemption with the net proceeds of this offering and other available funds. There can be no assurance that the Treasury will approve our application to redeem the Series A Preferred Stock. If the Treasury does not approve our application with respect to the Series A Preferred Stock redemption, we will use the net proceeds of this offering for general corporate purposes, which may include contributing some portion of the net proceeds to the capital of our subsidiaries, which would use such amount for their general corporate purposes.

PRICE RANGE OF COMMON STOCK

Our common stock is listed and traded on the Nasdaq under the symbol “FULT.” The following table sets forth, for the quarters shown, the high and low sales prices of our common stock on the Nasdaq and the cash dividends declared per share on our common stock. As of April 23, 2010, we had approximately 176,594,254 shares of common stock outstanding (excluding treasury shares) and as of March 31, 2010 we had approximately 49,000 holders of our common stock. The last reported sales price of our common stock on the Nasdaq on April 29, 2010 was $11.05 per share.

	High	Low	Dividends Declared
2010
Second quarter (through April 29, 2010)	$11.75	$10.20	(1)
First quarter	10.57	8.33	0.03
2009
Fourth quarter	9.00	6.77	0.03
Third quarter	8.00	4.72	0.03
Second quarter	7.93	4.75	0.03
First quarter	10.05	5.09	0.03
2008
Fourth quarter	13.04	7.89	0.15
Third quarter	17.00	7.35	0.15
Second quarter	13.66	10.03	0.15
First quarter	13.69	9.83	0.15

(1)	The dividend we announced during the first quarter of 2010 was paid on April 15, 2010. We have not yet declared or announced our next dividend payment.

DIVIDEND POLICY

The payment of future dividends is subject to the discretion of our board of directors, which will consider, among other factors, our operating results, overall financial condition, credit-risk considerations and capital requirements, as well as general business and market conditions and provisions of Pennsylvania law. After consideration of these factors, we reduced our quarterly common stock dividend to $0.03 per common share, effective with the dividend declared on January 22, 2009. The Federal Reserve, in its expectation that a bank holding company act as a source of financial strength to its subsidiary banks, has reiterated the requirement to inform and consult with the Federal Reserve before paying dividends that could raise safety and soundness concerns. Due to our participation in the CPP, prior to December 23, 2011, unless we have redeemed all of the Series A Preferred Stock or the Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the Treasury would be required for us to, among other things, increase our quarterly common stock dividend above $0.15 per share except in limited circumstances.

Dividends from our subsidiaries are the primary source of funds for payment of dividends to our shareholders and there are statutory limits on the amount of dividends that such subsidiaries can pay to us without regulatory approval. Dividend limitations vary, depending on the subsidiary bank’s charter and whether or not it is a member of the Federal Reserve System. See “Description of Capital Stock—Common Stock—General.” Generally, subsidiaries are prohibited from paying dividends when doing so would cause them to fall below the regulatory minimum capital levels. Additionally, limits may exist on paying dividends in excess of net income for specified periods. Under such limitations, the total amount available for payment of dividends by subsidiary banks was approximately $212 million as of December 31, 2009.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue a total of 610,000,000 shares of all classes of capital stock, of which:

•

600,000,000 shares are designated as common stock, par value $2.50 per share, 176,594,254 of which were outstanding as of April 23, 2010 (excluding treasury shares, shares reserved for issuance upon exercise of options or warrants or conversion of convertible securities and shares available for issuance under employee benefit plans); and

•	10,000,000 shares are designated as preferred stock, of which 376,500 shares are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and the remainder are authorized but unissued.

The following description of the terms of our capital stock is only a summary. For a complete description, we refer you to the Pennsylvania Business Corporation Law, or PBCL, our Amended and Restated Articles of Incorporation and our Bylaws.

Common Stock

General

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and may not cumulate their votes for the election of directors. Each share of our common stock is entitled to participate on an equal pro rata basis in dividends and other distributions. The holders of our common stock do not have preemptive rights to subscribe for additional shares that may be issued by us, and no share is entitled in any manner to any preference over any other share. Fulton Financial Advisors, a division of Fulton Bank, N.A., serves as the transfer agent for our common stock.

The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available. We have in the past paid quarterly cash dividends to our shareholders on or about the 15th day of January, April, July and October of each year. Our ability to pay dividends to our shareholders is dependent primarily upon the earnings and financial condition of Fulton Financial and our subsidiary banks. Funds for the payment of dividends on our common stock are expected for the foreseeable future to be obtained primarily from dividends paid to us by our bank subsidiaries, which dividends are subject to certain statutory limitations, described below:

Pennsylvania State Chartered Banks	Lafayette Ambassador Bank	may pay dividends only out of accumulated net earnings and may not declare or pay any dividend requiring a reduction of the statutorily required surplus of the institution

National Banks	Swineford National Bank, FNB Bank, N.A., Delaware National Bank and Fulton Bank, N.A.	the approval of the Office of the Comptroller of the Currency is required under federal law if the total of all dividends declared during any calendar year would exceed the net profits of the bank for the year, combined with its retained net profits for the two preceding calendar years calculated in accordance with 12 U.S.C. § 60(b)

Maryland Commercial Bank	The Columbia Bank	may only declare a cash dividend from its undivided profits or (with the prior approval of the Commissioner of Financial Regulation) from its surplus in excess of 100% of its required capital stock, in each case after providing for due or accrued expenses, losses, interest and taxes. In addition, if The Columbia Bank’s surplus becomes less than 100% of its required capital stock, The Columbia Bank may not declare or pay any cash dividends that exceed 90% of its net earnings until its surplus becomes 100% of its required capital stock

New Jersey Banks	The Bank and Skylands Community Bank	may not declare or pay any dividends which would impair their capital stock or reduce their surplus to a level of less than 50% of their capital stock or if the surplus is currently less than 50% of the capital stock, the payment of such dividends would not reduce the surplus of the bank

In addition to the foregoing statutory restrictions on dividends, state banking regulations (with respect to state-chartered banks), the FDIC (with respect to state-chartered banks that are not members of the Federal Reserve System, such as Skylands Community Bank, The Bank and The Columbia Bank), the Federal Reserve Board (with respect to state-chartered banks that are members of the Federal Reserve System, such as Lafayette Ambassador Bank), and the Office of the Comptroller of the Currency (with respect to national banks such as Swineford National Bank, FNB Bank, N.A., Delaware National Bank and Fulton Bank, N.A.), also have adopted minimum capital standards and have broad authority to prohibit a bank from engaging in unsafe or unsound banking practices. Specifically, a member bank may not pay a dividend in excess of its net income less dividends declared, plus the prior two years net income, less dividends declared during the prior two years. The payment of a dividend by a bank could, depending upon the financial condition of the bank involved and other factors, be deemed to impair its capital or to be an unsafe or unsound practice.

Anti-takeover Provisions

Our Amended and Restated Articles of Incorporation and Bylaws include certain provisions which may be considered to be “anti-takeover” in nature because they may have the effect of discouraging or making more difficult the acquisition of control over us by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect our shareholders by providing a measure of assurance that our shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its voting control to the detriment of the other shareholders. However, the anti-takeover provisions set forth in our Amended and Restated Articles of Incorporation and Bylaws, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to our common stock. To the extent that these provisions actually discourage such a transaction, holders of our common stock may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, these provisions make it more difficult to remove, and thereby may serve to entrench, our incumbent directors and officers, even if their removal would be regarded by some shareholders as desirable.

The provisions in our Amended and Restated Articles of Incorporation which may be considered to be “anti-takeover” in nature include the following:

•

a provision that provides for substantial amounts of authorized but unissued capital stock, including a class of preferred stock whose rights and privileges may be determined prior to issuance by our board of directors;

•	a provision that does not permit shareholders to cumulate their votes for the election of directors;

•	a provision that requires a greater than majority shareholder vote in order to approve certain business combinations and other extraordinary corporate transactions;

•	a provision that establishes criteria to be applied by the board of directors in evaluating an acquisition proposal;

•	a provision that requires a greater than majority shareholder vote in order for the shareholders to remove a director from office without cause;

•	a provision that prohibits the taking of any action by the shareholders without a meeting and eliminates the right of shareholders to call a special meeting;

•	a provision that limits the right of the shareholders to amend the Bylaws; and

•	a provision that requires, under certain circumstances, a greater than majority shareholder vote in order to amend the Amended and Restated Articles of Incorporation.

The provisions of our Bylaws which may be considered to be “anti-takeover” in nature include the following:

•	a provision that limits the permissible number of directors; and

•

a provision that requires advance written notice as a precondition to the nomination of any person for election to the board of directors, other than in the case of nominations made by existing management.

As a Pennsylvania business corporation and a corporation whose common stock is registered under the Exchange Act, we are subject to, and may take advantage of the protections of, the anti-takeover provisions of the Pennsylvania Business Corporation Law of 1988, as amended. These anti-takeover provisions, which are designed to discourage the acquisition of control over a targeted Pennsylvania business corporation, include:

•

a provision whereby the directors of the corporation, in determining what is in the best interests of the corporation, may consider factors other than the economic interests of the shareholders, such as the effect of any action upon other constituencies, including employees, suppliers, customers, creditors and the community in which the corporation is located;

•	a provision that permits shareholders to demand that a controlling person pay to them the fair value of their shares in cash upon a change in control;

•	a provision that restricts certain business combinations unless there is prior approval by the directors or a supermajority of the shareholders;

•	a provision permitting a corporation to adopt a shareholder rights plan;

•	a provision denying the right to vote to a person who acquires a specified percentage of stock ownership unless those voting rights are restored by a vote of disinterested shareholders; and

•

a provision requiring a person who acquires “control shares”, which are described in the previous sentence, to disgorge to the corporation all profits from the sale of equity securities within eighteen months thereafter.

Corporations may elect to “opt out” of any or all of these anti-takeover provisions of the Pennsylvania corporate law. We have not elected to opt out of any of the protections provided by the anti-takeover statutes.

In addition, prior to our 2009 annual meeting, our Bylaws provided that our directors be divided into three classes, with each director holding office for a term of three years and until such director’s successor is duly elected and qualified. On December 18, 2007, the board of directors amended our Bylaws to eliminate the classified board of directors. Beginning at the 2011 annual meeting, all of the members of our board of directors will be elected annually for one-year terms.

Existence of the above provisions could result in our being less attractive to a potential acquirer, or result in our shareholders receiving less for their shares of common stock than otherwise might be available if there is a takeover attempt.

The ability of a third party to acquire us is also limited under applicable banking regulations. The BHC Act requires any “bank holding company” (as defined therein) to obtain the approval of the Federal Reserve prior to acquiring, directly or indirectly, more than 5% of our outstanding common stock. Any person other than a bank holding company is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of our outstanding common stock under the Change in Bank Control Act of 1978, as amended. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the BHC Act. Furthermore, while we do not have a shareholder rights plan currently in effect, under Pennsylvania law, our board of directors can adopt a shareholder rights plan without shareholder approval. If adopted, a shareholder rights plan could result in substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.

Preferred Stock

We are authorized to issue 10,000,000 shares designated as preferred stock. Shares of our preferred stock may be issued from time to time in one or more series. Our board of directors is authorized, within the limitations and restrictions stated in our Amended and Restated Articles of Incorporation to issue Preferred Stock as a class without series or in one or more series and to fix by resolution the voting rights (which may be full, limited, multiple, fractional or withheld altogether), designation, preferences, qualifications, limitations, restrictions, privileges, options, redemption rights, conversion rights, and other special or relative rights of such class or any series thereof.

Series A Preferred Stock

On December 23, 2008, pursuant to the Treasury’s CPP, we issued to the Treasury 376,500 shares of Series A Preferred Stock, having a liquidation amount per share equal to $1,000 for a total price of $376,500,000. Holders of the Series A Preferred Stock have preferential dividend and liquidation rights over holders of our common stock. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. The Series A Preferred Stock is generally non-voting. Prior to December 23, 2011, unless we have redeemed all of the Series A Preferred Stock or the Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the Treasury will be required for us to, among other things, repurchase or redeem common stock or our other preferred stock except in limited circumstances. We may not redeem the Series A Preferred Stock without necessary bank regulatory approval.

We intend to use the net proceeds of this offering, together with other funds, to redeem the Series A Preferred Stock we issued to the Treasury as part of the Treasury’s CPP at such time as our banking regulators authorize and the Treasury formally approves. Following our redemption of such shares of Series A Preferred Stock, such shares will resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a general discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders who acquire such shares in this offering and hold such shares as a capital asset (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local, or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, and certain U.S. expatriates).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, any distribution we make to a non-U.S. holder with respect to its shares of our common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such stock.

Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a United States person, as defined under the Code. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale or Other Disposition of Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our common stock.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses. We believe we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holders sells or otherwise disposes its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the Internal Revenue Service and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a non-U.S. holder sells its shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Additional Withholding Requirements

Recent legislation generally imposes a withholding tax of 30% on payments made after December 31, 2012 to certain foreign entities of dividends and the gross proceeds of dispositions of U.S. property that can produce dividends, unless various U.S. information reporting and due diligence requirements have been satisfied. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation to their investment in our common stock.

UNDERWRITING

Under the terms of an underwriting agreement, which we will file as an exhibit to a Current Report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, Barclays Capital Inc., as the underwriter in this offering, has agreed to purchase from us 21,800,948 shares of our common stock.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the shares of our common stock offered hereby (other than those shares of our common stock covered by the underwriter’s option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriter are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriter.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us for the shares.

	No Exercise	Full Exercise
Per share	$0.15	$0.15
Total	$3,270,142	$3,760,664

The underwriter has advised us that the underwriter proposes to offer the shares of our common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers at such offering price less a selling concession not in excess of $0.10 per share. After the offering, the underwriter may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

The expenses of the offering that are payable by us are estimated to be $300,000 (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriter an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of 3,270,142 shares at the public offering price less underwriting discounts and commissions.

Lock-Up Agreements

We and all of our directors and executive officers have agreed that, subject to certain exceptions, without the prior written consent of the underwriter, we and they will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock (including, without limitation, shares of our common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of our common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for our common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement (other than filing any registration statement on Form S-8), including any amendments thereto, with respect to the registration of any shares of our common stock or securities convertible, exercisable or exchangeable into our common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing (other than in the case of a disclosure regarding an intended business combination) for a period of 90 days, in the case of us, and 60 days, in the case of our directors and executive officers, after the date of this prospectus supplement.

The foregoing restrictions do not apply to us with respect to: (1) the shares of common stock to be issued and sold in this offering, (2) shares of common stock or securities convertible into or exchangeable into shares of common stock, in each case, to be issued after the expiration of the 90-day restricted period as consideration in connection with agreements entered into in connection with one or more business combination transactions and (3) up to an aggregate number of shares of common stock equal to 10% of the shares of common stock to be issued in this offering or securities convertible into or exchangeable for the number of shares of common stock equal to 10% of the shares of common stock to be issued in this offering that may be issued as consideration in connection with the consummation before the expiration of the 90-day restricted period in one or more business combination transactions.

The foregoing restrictions with respect to our directors and officers do not apply to: (1) the sale or other disposition after May 15, 2010 of up to an aggregate of 107,881 shares of common stock underlying stock options held by certain of our officers the terms of which provide that such stock options expire prior to July 1, 2010, (2) sales or other dispositions of shares of any class of the our capital stock, in each case that are made exclusively between and among immediate family members, or any trust for the direct or indirect benefit of the director or officer and/or a member of their immediate family, (3) bona fide gifts, (4) the transfer by will or intestate succession to the legal representatives or an immediate family member, (5) the sale pursuant to any contract, instruction or plan in effect on the date hereof that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) (a “10b5-1 Plan”), (6) the establishment of any 10b5-1 Plan provided that no sales of common stock or securities convertible into, or exchangeable or exercisable for common stock, shall be made pursuant to a 10b5-1 Plan prior to the expiration of the 60-day restricted period if such 10b5-1 Plan was established after the date of this prospectus supplement, and (7) the disposition pursuant to a pledge or security interest in effect on the date hereof of common stock or securities convertible into, or exchangeable or exercisable for, common stock as security for a margin account or other extension of credit pursuant to the terms of such account or other extension of credit; provided that in the case of immediately preceding clauses (2), (3) or (4) above, the underwriter shall have received a signed copy of a lock-up agreement from each donee or transferee (other than in the case of charitable gifts to not-for-profit organizations), as the case may be, any such transfer shall not involve a disposition for value and the undersigned is not required to, or does not otherwise voluntarily effect during the 60-day restricted period any public filing or report regarding such transfers, including, but not limited, to pursuant to the Securities Act or the Exchange Act.

The 90-day restricted period applicable to us (but not the 60-day restricted period applicable to our directors and executive officers) described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless such extension is waived in writing by the underwriter.

The underwriter, in its sole discretion, may release the common stock and other securities subject to lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the common stock and other securities from lock-up agreements, the underwriter will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization and Covering Transactions

The underwriter may engage in stabilizing transactions, covering transactions and purchases to cover positions created by short sales or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market (which is the exchange on which our common stock is currently listed) or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, the underwriter and selling group members may engage in passive market making transactions in our common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of our common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s or any selling group member’s website and any information contained in any other website maintained by the underwriter or any selling group member is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of our common stock offered by this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Relationships

From time to time the underwriter and its affiliates have provided and may in the future, directly or indirectly, provide investment banking or financial advisory services to us, for which they have received or will receive customary fees and expense reimbursements.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), an offer of securities described in this prospectus supplement and the accompanying prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter; or

•

in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that no such offer of securities shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the securities as contemplated in this prospectus supplement and the accompany prospectus. Accordingly, no purchaser of the securities, other than the underwriter, is authorized to make any further offer of the securities on behalf of us or the underwriter.

United Kingdom

This prospectus supplement and the accompany prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom they may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompany prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on these documents or any of their contents.

Australia

No prospectus, prospectus supplement or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the shares of common stock for resale in Australia within 12 months of those shares of common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement and the accompanying prospectus is intended for distribution only to persons of a type specified in those rules. They must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial

Services Authority has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of common stock which are the subject of the offering contemplated by this prospectus supplement and the accompany prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common stock offered should conduct their own due diligence on the common stock. If you do not understand the contents of this prospectus supplement or the accompanying prospectus you should consult an authorized financial advisor. For the avoidance of doubt, the shares of common stock are not interests in a Fund or a Collective Investment Scheme within the meaning of either the Collective Investment Law (DIFC Law No. 1 of 2006) or the Collective Investment Rules Module of the Dubai Financial Services Authority Rulebook.

Hong Kong

The shares of common stock may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares of common stock which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

India

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Registrar of Companies in India or with the Securities and Exchange Board of India. This prospectus supplement and the accompanying prospectus, and any other material relating to these securities, are for information purposes only and may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India and in any event to not more than 50 persons in India. Further, persons into whose possession this prospectus supplement or the accompanying prospectus come are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in the shares of common stock by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

No securities registration statement (“SRS”) has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the shares of common stock. The shares of common stock are being offered in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the shares of common stock in this offer may not transfer or resell those shares except to other QIIs.

Korea

The shares of common stock may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The shares of common stock have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the shares of common stock may not be resold to Korean residents unless the purchaser of the shares of common stock complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the shares of common stock.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the “SFA”), (ii) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares of common stock are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the shares of common stock under Section 275 of the SFA, except:

(i)	to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(ii)	(in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(iii)	where no consideration is or will be given for the transfer; or

(iv)	where the transfer is by operation of law.

By accepting this prospectus supplement and the accompanying prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Switzerland

This prospectus supplement and the accompanying prospectus as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of

Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time.

This prospectus supplement and the accompanying as prospectus well as any other material relating to the shares is personal and confidential and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those investors to whom they have been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. They may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

By accepting this prospectus supplement, the recipient represents and warrants that such recipient is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by the limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Transfer Agent

The transfer agent and registrar for our common stock is Fulton Financial Advisors, the investment management and trust services subsidiary division of our subsidiary, Fulton Bank, N.A.

VALIDITY OF COMMON STOCK

The validity of our common stock offered by this prospectus supplement will be passed upon for us by Barley Snyder LLC. In addition, Barley Snyder LLC and Wachtell, Lipton, Rosen & Katz, special counsel to Fulton Financial, will pass on certain legal matters in connection with the common stock offered by this prospectus supplement. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

EXPERTS

The consolidated financial statements of Fulton Financial Corporation as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Fulton Financial Corporation

Common Stock

Preferred Stock

Subordinated Notes

Junior Subordinated Debt Securities

Warrants

Guarantees

Fulton Capital Trust II

Fulton Capital Trust III

Fulton Capital Trust IV

Capital Securities

We will provide the specific terms of the offering of any of these securities in supplements to this prospectus. When we offer securities, we will provide you with a prospectus supplement or other offering materials describing the terms of the specific issue of securities, including the offering price of the securities. You should read this prospectus and the accompanying prospectus supplement or other offering materials carefully before you invest in our securities.

We may sell the securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be stated in the prospectus supplements and other offering material. We may also sell securities directly to investors.

We, or any selling shareholder, may offer and sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of the securities will also be set forth in the applicable prospectus supplement.

Fulton Financial Corporation’s common stock trades on the Nasdaq Global Select Market under the ticker symbol “FULT.” Any common stock that we sell pursuant to any supplement to this prospectus will be listed for quotation on the Nasdaq Global Select Market upon official notice of issuance.

These securities are unsecured and are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. These securities involve investment risks, including possible loss of principal.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Neither the Securities and Exchange Commission, referred to as the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 22, 2008.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act of 1933, as amended. Under the rules and regulations of the SEC relating to automatic shelf registration statements, we may, over time, sell any combination of the securities described in this prospectus, or in any applicable prospectus supplement, in one or more offerings. The exhibits to our registration statement contain the full text of certain documents which you may find important in deciding whether to purchase the securities we may offer. Therefore, you should carefully review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated below, under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer for sale at a future time. Each time we make an offer for the sale of the securities described in this prospectus, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the documents incorporated and deemed incorporated by reference in this prospectus and the additional information described below.

Unless the context otherwise indicates, all references in this prospectus to “we,” “us,” “our,” or similar references, shall mean Fulton Financial Corporation and each of the registrant trusts. However, such references do not refer to any of the other subsidiaries of Fulton Financial Corporation unless the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

Fulton Financial Corporation, referred to as Fulton Financial, files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, also referred to as the Exchange Act. You may read and copy this information at prescribed rates at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You can also obtain additional information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is www.sec.gov.

The common stock of Fulton Financial trades on the Nasdaq Global Select Market under the ticker symbol “FULT.” You can also inspect information about Fulton Financial by visiting the Nasdaq Global Select Market web site at www.nasdaq.com or our web site at www.fult.com. Information contained in our web site does not constitute part of this prospectus.

We have not included separate financial statements of any of the co-registrant statutory trusts in this prospectus and we will not prepare separate financial statements of any of these trusts in the future. We do not consider that such financial statements would be material to holders of the capital securities of a particular trust because Fulton Financial will fully, irrevocably and unconditionally guarantee, on a subordinated basis, payments on those capital securities to the extent described in this prospectus and the applicable prospectus supplement and each of the trusts is a special purpose entity, has no operating history or independent operations, is not engaged in, and does not propose to engage in, any activity other than holding as its assets Fulton Financial’s junior subordinated debt securities, issuing, in the future, its capital securities to investors and common securities to Fulton Financial and engaging in incidental activities to these specified limited activities. Fulton Financial does not expect that any of these trusts will file reports, proxy statements and other information under the Exchange Act with the SEC.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating information into this prospectus by reference, which means that we are disclosing important information to you by referring you to documents filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except as discussed below.

The following documents that we have filed with the SEC are incorporated into this prospectus by reference (other than information that pursuant to SEC rules is deemed not to be filed):

•	Annual Report on Form 10-K, filed February 29, 2008, for the year ended December 31, 2007;

•	Quarterly Report on Form 10-Q, filed May 12, 2008, for the quarter ended March 31, 2008;

•	Quarterly Report on Form 10-Q, filed August 11, 2008, for the quarter ended June 30, 2008;

•	Quarterly Report on Form 10-Q, filed November 10, 2008, for the quarter ended September 30, 2008;

•	Amendment to Quarterly Report on Form 10-Q/A, filed November 19, 2008, for the quarter ended September 30, 2008;

•

Current Reports on Form 8-K filed: January 18, 2008, March 20, 2008, April 21, 2008, April 28, 2008, May 29, 2008, June 20, 2008, September 16, 2008 (but only with respect to Film No. 081074558), September 18, 2008, November 6, 2008, November 14, 2008, December 10, 2008, December 15, 2008, December 16, 2008 and December 22, 2008;

•	Amendment to Current Report on Form 8-K/A, filed March 18, 2008; and

•	Proxy Statement, filed March 20, 2008.

All future filings that we make with the SEC, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements, prior to the termination of the offering of these securities shall be deemed to be incorporated by reference into this prospectus and into any supplements to this prospectus (other than information that pursuant to SEC rules is deemed not to be filed). Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that any statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any supplement to this prospectus. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus or any accompanying prospectus supplement.

You can obtain any of the documents incorporated by reference in this prospectus from us, or from the SEC, through the SEC’s Internet web site at the address specified in “Where You Can Find More Information.” Documents incorporated by reference in this prospectus are available without charge, excluding all exhibits, unless we have specifically incorporated an exhibit into this document by reference. You may obtain documents incorporated by reference in this document by requesting them by writing or telephoning us at:

Fulton Financial Corporation

One Penn Square, P.O. Box 4887

Lancaster, PA 17604

Attention: Corporate Secretary

(717) 291-2411

You should rely only on the information included or incorporated by reference in this prospectus. We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those included or incorporated by reference in this prospectus. If anyone does give you any additional

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or different information, you should not rely on it. The information included or incorporated by reference in this prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	common stock;

•	preferred stock;

•	subordinated notes;

•	junior subordinated debt securities;

•	warrants;

•	capital securities; or

•	guarantees.

We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, subordinated notes, junior subordinated debt securities, warrants, capital securities or guarantees that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offering.

EXPERTS

The consolidated financial statements of Fulton Financial Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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21,800,948 Shares

Common Stock

Prospectus Supplement

April 29, 2010

Barclays Capital